Exhibit 99.1

LETTER OF TRANSMITTAL

SHEA HOMES LIMITED PARTNERSHIP

SHEA HOMES FUNDING CORP.

Exchange Offer for All Outstanding

8.625% Senior Secured Notes due 2019

(CUSIP Nos. 82088K AA6 and U82091 AA4)

for new 8.625% Senior Secured Notes due 2019

that have been registered under the Securities Act of 1933

Pursuant to the Prospectus dated                     , 2011

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2011, OR SUCH LATER DATE AND TIME TO WHICH THE EXCHANGE OFFER MAY BE EXTENDED (THE “EXPIRATION TIME”). TENDERS MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

The exchange agent is:

Wells Fargo Bank, National Association

By hand delivery, mail or overnight courier at:

Wells Fargo Bank, National Association

Corporate Trust Operations 608 2nd Ave South

Northstar East Building-12th Floor

Minneapolis, MN 55402

By registered and certified mail at:

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480

By regular mail or overnight courier:

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

or

By facsimile transmission

(for eligible institutions only):

(612) 667-6282

Confirm by telephone:

1-800-344-5128

TO TENDER OUTSTANDING NOTES, YOU MUST CAUSE AN AGENT’S MESSAGE TO BE DELIVERED TO THE EXCHANGE AGENT IN ACCORDANCE WITH THE DEPOSITORY TRUST COMPANYS (“DTC”) APPLICABLE PROCEDURES, AT OR PRIOR TO THE EXPIRATION TIME.

This Letter of Transmittal accompanies the prospectus, dated             , 2011 (the “Prospectus”), of Shea Homes Limited Partnership, a California limited partnership and Shea Homes Funding Corp., a Delaware corporation (the “Companies”), which together constitute the offer of the Companies (the “Exchange Offer”) to exchange up to $750,000,000 in aggregate principal amount of new 8.625% Senior Secured Notes due 2019 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of outstanding 8.625% Senior Secured Notes due 2019 (the “Outstanding Notes”), subject to the terms and conditions set forth therein. Recipients of the Prospectus should carefully read the Prospectus, including the requirements described in the Prospectus with respect to eligibility to participate in the Exchange Offer.

Capitalized terms used but not defined herein have the meaning given to them in the Prospectus.

PLEASE READ THIS ENTIRE LETTER OF TRANSMITTAL CAREFULLY

Tenders of Outstanding Notes must be made by book-entry transfer to the Exchange Agent’s account at DTC through DTC’s Automated Tender Offer Program (“ATOP”) pursuant to the procedures set forth in “The Exchange Offer—How to Tender Outstanding Notes for Exchange” in the Prospectus, and an Agent’s Message (as defined below) must be delivered to the Exchange Agent in accordance with DTC’s applicable procedures.

The term “Agent’s Message” means a message, electronically transmitted by DTC to the Exchange Agent, forming part of a book-entry transfer, which states that DTC has received an express acknowledgement from the tendering holder of the Outstanding Notes that such holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, this Letter of Transmittal, and, further, that such holder agrees that the Companies may enforce this Letter of Transmittal against such holder.

Only registered holders are entitled to tender their Outstanding Notes for exchange in the Exchange Offer. In order for any holder of Outstanding Notes to tender in the Exchange Offer all or any portion of such holder’s Outstanding Notes, the Exchange Agent must receive, at or prior to the Expiration Time, an Agent’s Message and a confirmation of the book-entry transfer of the Outstanding Notes being tendered into the Exchange Agent’s account at DTC, or a notice of guaranteed delivery.

Any participant in DTC’s system whose name appears on a security position listing as the registered owner of Outstanding Notes and who wishes to make book-entry delivery of Outstanding Notes to the Exchange Agent’s account at DTC can execute the tender through ATOP, for which the Exchange Offer will be eligible, by following the applicable procedures thereof. Upon such tender of Outstanding Notes:

•	DTC will verify the acceptance of the tender and execute a book-entry delivery of the tendered Outstanding Notes to the Exchange Agent’s account at DTC;

•	DTC will send to the Exchange Agent for its acceptance an Agent’s Message forming part of such book-entry transfer; and

•	transmission of the Agent’s Message by DTC will satisfy the terms of the Exchange Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message.

If a holder of Outstanding Notes desires to tender Outstanding Notes for exchange and, at or prior to the Expiration Time, such holder cannot complete the procedures for book-entry transfer, then such holder must tender the Outstanding Notes pursuant to the guaranteed delivery procedures set forth in the section of the Prospectus entitled “The Exchange Offer—Guaranteed Delivery Procedures.” See Instruction 2 of this Letter of Transmittal.

The Exchange Offer may be extended, terminated, or amended as provided in the Prospectus. During any such extension of the Exchange Offer, all Outstanding Notes previously tendered and not withdrawn pursuant to the Exchange Offer will remain subject to the Exchange Offer. The Exchange Offer is scheduled to expire at 5:00 p.m., New York City time, on                     , 2011, unless extended by the Companies.

Persons who are beneficial owners of Outstanding Notes but are not registered holders and who desire to tender Outstanding Notes should contact the registered holder of such Outstanding Notes and instruct such registered holder to tender on such beneficial owner’s behalf.

Ladies and Gentlemen:

Upon the terms and subject to the conditions of the Exchange Offer, by tendering Outstanding Notes to the Exchange Agent’s account at DTC through ATOP, you hereby tender to the Companies for exchange such Outstanding Notes. Subject to, and effective upon, acceptance for exchange of such Outstanding Notes, you hereby sell, assign and transfer to the Companies all right, title and interest in and to all such Outstanding Notes tendered for exchange. You hereby irrevocably constitute and appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as agent of the Companies) with respect to such Outstanding Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to:

•	transfer ownership of such Outstanding Notes on the account books maintained by DTC, together, in each such case, with all accompanying evidences of transfer and authenticity to the Companies;

•	present and deliver such Outstanding Notes for transfer on the books of the Companies; and

•	receive all benefits or otherwise exercise all rights and incidents of beneficial ownership of such Outstanding Notes, all in accordance with the terms of the Exchange Offer.

By tendering Outstanding Notes to the Exchange Agent’s account at DTC through ATOP, you represent and warrant that you have full power and authority to tender, exchange, assign and transfer the Outstanding Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Outstanding Notes, and that, when the Outstanding Notes are accepted for exchange, the Companies will acquire good and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. You also warrant that you will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Companies to be necessary or desirable to complete the exchange, assignment and transfer of tendered Outstanding Notes or transfer ownership of such Outstanding Notes on the account books maintained by DTC.

By tendering Outstanding Notes to the Exchange Agent’s account at DTC through ATOP, you further agree that acceptance of any and all validly tendered Outstanding Notes by the Companies and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Companies of certain of its obligations under the registration rights agreement that was filed as an exhibit to the registration statement of which the Prospectus is a part.

By tendering Outstanding Notes to the Exchange Agent’s account at DTC through ATOP, you also acknowledge that the Exchange Offer is being made by the Companies in reliance on interpretations by the staff of the Securities and Exchange Commission (the “SEC”), as set forth in no-action letters issued to third parties. The Companies believe that Exchange Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an “affiliate” of the Companies within the meaning of Rule 405 under the Securities Act or that tenders Outstanding Notes for the purpose of participating in a distribution of the Exchange Notes), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder’s business, and such holders have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes. However, the Companies do not intend to request that the SEC consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and therefore the Companies cannot guarantee that the staff of the SEC would make a similar determination with respect to the Exchange Offer. You acknowledge that if the interpretation of the Companies of the above mentioned no-action letters is incorrect, such holder may be held liable for any offers, resales or transfers by the undersigned of the Exchange Notes that are in violation of the Securities Act. You further acknowledge that neither the Companies nor the Exchange Agent will indemnify any holder for any such liability under the Securities Act.

By tendering Outstanding Notes to the Exchange Agent’s account at DTC through ATOP, you represent and warrant that:

•	You are not an “affiliate” of the Companies within the meaning of Rule 405 under the Securities Act;

•	the Exchange Notes acquired in the Exchange Offer will be obtained in the ordinary course of your business;

•

neither you nor, to your actual knowledge, any other person receiving Exchange Notes from you, have any arrangement or understanding with any person to participate in the distribution of such Exchange Notes;

•

if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes and you have no arrangements or understandings with any person or participate in a distribution of the Exchange Notes; and

•

if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes, the Outstanding Notes being tendered for exchange were acquired by you as a result of market-making activities or other trading activities (and not directly from the Companies), and you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes received in respect of such Outstanding Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus in connection with the resale of the Exchange Notes, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act, and you will comply with the applicable provisions of the Securities Act with respect to resale of any Exchange Notes.

Any holder of Outstanding Notes who is an affiliate of the Companies who tenders Outstanding Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes:

•	may not rely on the position of the staff of the SEC enunciated in its series of interpretive no-action letters with respect to exchange offers; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

All authority conferred or agreed to be conferred pursuant to this Letter of Transmittal and every obligation of tendering holders hereunder shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy, and personal and legal representatives of tendering holders and shall not be affected by, and shall survive, the death or incapacity of tendering holders.

Outstanding Notes properly tendered may be withdrawn at any time at or prior to the Expiration Time in accordance with the terms of the Prospectus and this Letter of Transmittal.

The Exchange Offer is subject to certain conditions, some of which may be waived or modified by the Companies, in whole or in part, at any time and from time to time, as described in the Prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer.” You recognize that as a result of such conditions the Companies may not be required to accept for exchange, or to issue Exchange Notes in exchange for, any of the Outstanding Notes validly tendered hereby. All tendering holders waive any right to receive any notice of the acceptance or rejection of their Outstanding Notes for exchange.

The Companies are not aware of any jurisdiction in which the making of the Exchange Offer or the tender of Outstanding Notes in connection therewith would not be in compliance with the laws of such jurisdiction. If the making of the Exchange Offer would not be in compliance with the laws of any jurisdiction, the Exchange Offer will not be made to the registered holders residing in such jurisdiction.

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Exchange Offer

1. Book-Entry Confirmations; Guaranteed Delivery Procedures. In order for a holder of Outstanding Notes to tender all or any portion of such holder’s Outstanding Notes, the Exchange Agent must receive an Agent’s Message with respect to such holder, and a confirmation of the book-entry transfer of the Outstanding Notes being tendered into the Exchange Agent’s account at DTC at or prior to the Expiration Time, or the tendering holder must comply with the guaranteed delivery procedures set forth below.

If holders desire to tender Outstanding Notes for exchange pursuant to the Exchange Offer and, if at or prior to the Expiration Time, the procedures for book-entry transfer cannot be completed; such holder may effect a tender of Outstanding Notes for exchange in accordance with the guaranteed delivery procedures set forth in the Prospectus under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

Pursuant to the guaranteed delivery procedures:

•

at or prior to the Expiration Time, the Exchange Agent must have received from an Eligible Institution, at one of the addresses of the Exchange Agent set forth above, a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile, mail or hand delivery) substantially in the form provided by the Companies setting forth the name and address of the registered holder of such Outstanding Notes the principal amount of Outstanding Notes being tendered for exchange and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent’s account with DTC and an Agent’s Message will be deposited by such Eligible Institution with the Exchange Agent; and

•

confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent’s account with DTC and an Agent’s Message must be received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

All tendering holders waive any right to receive any notice of the acceptance or rejection of their Outstanding Notes for exchange.

2. Withdrawal of Tenders. A tender of Outstanding Notes may be withdrawn at any time at or prior to the Expiration Time by delivery of a written or facsimile notice of withdrawal to the Exchange Agent at the address set forth on the cover of this Letter of Transmittal. To be effective, a notice of withdrawal must:

•	be received by the Exchange Agent at or prior to the Expiration Time;

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn;

•	specify the principal amount of Outstanding Notes to be withdrawn;

•	specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of DTC;

•	include a statement that such holder is withdrawing his, her or its election to have such Outstanding Notes exchanged;

•

be signed by the holder with such signature guaranteed by an Eligible Institution (unless such withdrawing holder is an Eligible Institution) or be accompanied by documents of transfer (including a signature guarantee by an Eligible Institution) sufficient to permit the trustee under the Indenture to register the transfer of such Outstanding Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Outstanding Notes are to be registered, if different from that of the person tendering the Outstanding Notes.

The Exchange Agent will return the properly withdrawn Outstanding Notes promptly following receipt of the notice of withdrawal. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Companies in their sole discretion and such determination will be final and binding on all parties.

Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account with DTC specified by the holder promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following the procedures described under the caption “The Exchange Offer—How to Tender Outstanding Notes for Exchange” in the Prospectus at any time at or prior to the Expiration Time.

3. Minimum Tenders. Tenders of Outstanding Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

4. Transfer Taxes. Except as set forth in this Instruction 7, the Companies will pay or cause to be paid any transfer taxes applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Outstanding Notes pursuant to the Exchange Offer, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of the payment of such taxes or exemptions therefrom is not submitted, the amount of such transfer taxes will be billed directly to such tendering holder.

5. Special Issuance and Delivery Instructions. Holders of Outstanding Notes tendering Outstanding Notes by book-entry transfer may request that Outstanding Notes not accepted for exchange be credited to such other account maintained at DTC as such holder may designate.

6. Irregularities. All questions as to the forms of all documents and the validity of (including time of receipt) and acceptance of the tenders and withdrawals of Outstanding Notes will be determined by the Companies, in their sole discretion, which determination shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. The Companies reserve the absolute right to reject any or all tenders of Outstanding Notes that are not in proper form or the acceptance of which would, in the Companies’ opinion, be unlawful. The Companies also reserve the right to waive any defects or irregularities as to the tender of any particular Outstanding Notes. The Companies’ interpretation of the terms and conditions of the Exchange Offer (including the instructions in this Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Outstanding Notes must be cured within such time as the Companies determine, unless waived by the Companies. Tenders of Outstanding Notes shall not be deemed to have been made until all defects or irregularities have been waived by the Companies or cured. Neither the Companies nor the Exchange Agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Outstanding Notes, or will incur any liability to registered holders or beneficial owners of Outstanding Notes for failure to give such notice.

7. Waiver of Conditions. To the extent permitted by applicable law, the Companies reserve the right to waive any and all conditions to the Exchange Offer as described under “The Exchange Offer—Conditions to the Exchange Offer” in the Prospectus, and accept for exchange any Outstanding Notes tendered. To the extent that the Companies waive any condition to the Exchange Offer, they will waive such condition as to all Outstanding Notes.

8. Tax Identification Number and Backup Withholding. Federal income tax law generally requires that a holder of Outstanding Notes whose tendered Outstanding Notes are accepted for exchange or such holder’s assignee (in either case, the “Payee”), provide the Exchange Agent (the “Payor”) with such Payee’s correct Taxpayer Identification Number (“TIN”), which, in the case of a Payee who is an individual, is usually such Payee’s social security number. If the Payor is not provided with the correct TIN or an adequate basis for an exemption, such Payee may be subject to a $50 penalty imposed by the Internal Revenue Service and backup withholding at the applicable withholding rate (which is currently 28%) on all reportable payments (such as interest), that are made to the Payee with respect to the Exchange Notes. If withholding results in an overpayment of taxes, a refund may be obtained, provided the required information is timely furnished to the Internal Revenue Service.

To prevent backup withholding, each Payee that is a “United States person” for U.S. federal income tax purposes must provide the Exchange Agent such Payee’s correct TIN by completing the Subsitute Form W-9 accompanying this Letter of Transmittal, certifying that the TIN provided is correct (or that such Payee is awaiting a TIN) and that:

•	the Payee is exempt from backup withholding;

•	the Payee has not been notified by the Internal Revenue Service that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends; or

•	the Internal Revenue Service has notified the Payee that such Payee is no longer subject to backup withholding.

If the Payee does not have a TIN, such Payee should consult the instructions accompanying the enclosed Subsitute Form W-9 (the “W-9 Instructions”) for instructions on applying for a TIN. A Payee who has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future should complete the Subsitute Form W-9 as indicated in the W-9 Instructions. If such a Payee does not provide his, her or its TIN to the Exchange Agent within 60 days, backup withholding on all reportable payments will begin and continue until such Payee furnishes such Payee’s TIN to the Exchange Agent.

If the Outstanding Notes are held in more than one name or are not in the name of the actual owner, consult the W-9 Instructions for information on which TIN to report.

Exempt Payees are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt Payee must enter its correct TIN in Part 1 of the Subsitute Form W-9, check the “Exempt payee” box in such form and sign and date the form. See the W-9 Instructions for additional instructions. In order for a Payee that is not a “United States person” for U.S. federal income tax purposes to qualify as exempt from these backup withholding and information reporting requirements, such person must complete and submit an appropriate IRS Form W-8, signed under penalty of perjury attesting to such exempt status. Such form may be obtained from the Exchange Agent.

Holders should refer to the Prospectus for a summary of material U.S. federal income tax consequences of the exchange of the Outstanding Notes for the Exchange Notes, and the acquisition, ownership, and disposition of the Exchange Notes. Holders are urged to consult their own tax advisors with respect to the particular U.S. federal income tax consequences to them of the acquisition, ownership and disposition of the Exchange Notes and the tax consequences under federal, state, local, and non-U.S. tax laws and the possible effects of changes in tax laws.

9. Requests for Assistance or Additional Copies. Requests for assistance with respect to the procedures for the Exchange Offer or for additional copies of the Prospectus, this Letter of Transmittal, the Notice of Guaranteed Delivery, or the W-9 Instructions may be directed to the Exchange Agent at its address set forth on the cover of this Letter of Transmittal.

10. Incorporation of this Letter of Transmittal. This Letter of Transmittal shall be deemed to be incorporated in, and acknowledged and accepted by, a tender through DTC’s ATOP procedures by any participant on behalf of itself and the beneficial owners of any Outstanding Notes so tendered by such participant.